EXHIBIT 99.1














                                              January 19, 2005

                            NORTHERN STATES FINANCIAL
                              2004 EARNINGS DECLINE

              RECORD YEAR-END TOTAL ASSET, LOAN AND DEPOSIT LEVELS

         WAUKEGAN, IL, January 19, 2005 - Northern States Financial Corporation (Nasdaq: NSFC), holding company for the Bank of Waukegan and First State Bank of Round Lake, today reported earnings for 2004 of $4,001,000, or $.93 earnings per share, compared with $5,526,000, or $1.28 earning per share for 2003, a decrease of 27.6 percent.

         Earnings were impacted unfavorably by nonperforming loans and leases totaled $19.6 million at December 31, 2004. Nonperforming loans consist of nonaccrual loans and leases and other loans 90 days or more past due and in the process of collection. An additional $10.7 million of loans have been restructured to provide a reduction or deferral of principal payments because of deterioration in the financial condition of the borrowers, further impacting earnings.

         Total assets, loans and deposits reached record year-end levels. Assets totaled $749.6 million at December 31, 2004 increasing $60.0 million, or 8.7% from the previous year-end. Loans and leases increased $84.3 million and deposits increased $96.3 million compared to last year-end. The growth is attributable to the Company's acquisition of First State Bank of Round Lake on January 5, 2004, which accounted, at year-end, for $129.2 million in assets, $70.1 million in loans and $106.2 million in deposits.

         The levels of nonperforming loans and leases and increases to restructured loans have caused the Company to make a provision for loan and lease losses of $4,625,000 during 2004, an increase of $3,595,000 compared to 2003. Legal expenses, that were mostly related to credit quality issues, totaled $958,000 in 2004, decreasing $170,000 from 2003.

         Net interest income for the year ended December 31, 2004 totaled $22.2 million, increasing $4.6 million compared to $17.6 million in 2003. The growth in net interest income resulted from the prime lending rate increasing 125 basis points during 2004 causing loan interest income to rise. Contributing to the 2004 increase in net interest income were the increases to loans and core deposits resulting from the 2004 acquisition of First State Bank of Round Lake. It is expected that rates paid on deposits will rise in 2005 as the result of increases to market interest rates. Noninterest income increased $494,000 during 2004 and noninterest expense


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                                                     NSFC Press Release
                                                           January 19, 2005

increased $4.4 million, with the majority of the increases due to the First State Bank of Round Lake acquisition.

         For the three months ended December 31, 2004, net income was $709,000, or $.16 per share compared with $1,282,000, or $.30 per share for the fourth quarter of 2003. Much of the decline was caused by the increased provision for loan and lease losses, which was $975,000 greater during the fourth quarter of 2004 compared with the same quarter of 2003. Noninterest expenses increased in the last quarter of 2004 by $1,320,000, mostly due to increased expenses relating to First State Bank of Round Lake. Noninterest expenses also increased by $228,000 in the fourth quarter of 2004 compared with the same quarter last year due to professional and audit expenses necessitated by the Sarbanes Oxley Act Section 404 process.

         On December 1, 2004, the Company paid a cash dividend of $.55 per share to stockholders. Total cash dividends for 2004 were $1.10 per share, an increase of 1.9 percent over cash dividends paid in 2003 of $1.08. This dividend marks the TWENTY SECOND consecutive year of increases in dividends paid to stockholders and represents a dividend yield of approximately 3.7 percent.

         Lease pools totaling $11.3 million have been in nonaccrual status since June 30, 2002. Prior to being placed on nonaccrual status, the Company had been recognizing income of approximately $290,000 per quarter on these leases. The lease pools were purchased in late 2000 and 2001 from Commercial Money Center, a now bankrupt equipment leasing company, and are secured by equipment and carry surety bonds that were designed to provide protection against losses from defaults on these lease pools. The sureties are Illinois Union Insurance Company, a wholly owned subsidiary of Ace Limited Insurance Company, and RLI Insurance Company. The latest A. M. Best ratings for the sureties are "A" and "A+", respectively. The Company is continuing its efforts to collect on these leases from the sureties through litigation. The sureties have asserted certain defenses against having to pay under the surety bonds. No assurance can be given as to what will ultimately be collected from the bankruptcy trustee and the sureties.

         Since the beginning of the bankruptcy, payments by the underlying obligors on the lease pools have been held by the lease servicer at the direction of the bankruptcy trustee. The Company's portion of these held payments is $1.5 million. In the second quarter of 2004, the Company was notified that the bankruptcy trustee had brought suit against financial institutions that had participated in the various lease pools, including the Company, alleging that the position of the Company and the other participants in the lease pools should be no better than that of unsecured creditors. In September 2004, the bankruptcy judge directed the bankruptcy trustee and the financial institutions to engage in mediation, which occurred later that month. The parties are now attempting to negotiate a settlement based on the mediation and a final resolution is expected during the first half of 2005.

         Also on nonaccrual status is a $4.3 million loan for a 90-unit condominium construction project which was classified as a nonaccrual loan effective December 31, 2003. The Company participated on this construction project with other financial institutions and only has a portion of the total loan. The construction project has experienced substantial cost overruns and the principal borrowers have declared bankruptcy. The participating financial institutions have begun foreclosure procedures. In addition, the Company has a $1.5 million loan on a motel located near Chicago's O'Hare Airport that is on nonaccrual status. The Company participated with other financial institutions and only has a portion of this total loan as well. The financial


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                                                     NSFC Press Release
                                                           January 19, 2005

condition of the borrower has been negatively affected by lowered room occupancy rates. Foreclosure procedures have begun against the motel by the participating financial institutions.

         The $10.7 million in restructured loans represent three loan relationships. Loans totaling $3.9 million are secured by a motel that has experienced decreased room occupancy rates resulting in the borrower requesting a reduction in loan payments. The second relationship involves loans to a general partnership for an amusement/sports center totaling $5.3 million that are secured by leasehold improvements and equipment. A loan for $1.5 million to a general partnership for improvements to a motel has also been restructured due to decreased room occupancy rates. These borrowers have made all payments required under the terms of the restructured loan agreements.

         Northern States Financial Corporation is the holding company for the Bank of Waukegan, a full-service commercial bank founded in 1962 with six branches in Lake County, Illinois, and for the First State Bank of Round Lake, founded in 1949 with an additional two branches in Lake County, Illinois. Both banks serve the populations of northeastern Illinois and southeastern Wisconsin.

FORWARD-LOOKING INFORMATION

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors that could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, difficulties in integrating the acquired operations, changes from estimated purchase accounting adjustments relating to the acquisition of Round Lake Bankcorp, Inc., difficulties in achieving anticipated cost savings related to the operation of the acquired banking offices or higher than expected costs related to the transaction, the potential for further deterioration in the credit quality of the Company's loan and lease portfolios, uncertainty regarding the Company's ability to ultimately recover on the surety bonds and cash held by the bankruptcy trustee relating to equipment lease pools and other loans currently on nonaccrual status, unanticipated changes in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, deposit flows, competition, demand for loan products and financial services in the Company's market area, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements.


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                                                     NSFC Press Release
                                                           January 19, 2005





                      NORTHERN STATES FINANCIAL CORPORATION
                              KEY PERFORMANCE DATA
                        ($ 000'S, EXCEPT PER SHARE DATA)




         YEAR ENDED DECEMBER 31:              2004              2003
         -----------------------             ------            ------
         Net Income                         $4,001             $5,526
         Basic Earnings Per Share            $ .93             $ 1.28
         Return on Average Assets              .52%               .87%
         Return on Average Equity             5.44%              7.23%
         Efficiency Ratio                    62.05%             56.39%
         Yield on Interest
             Earning Assets                   4.43%              4.45%
         Cost of Interest
             Bearing Liabilities              1.55%              1.86%
         Net Interest Margin                  2.88%              2.59%



         QUARTER ENDED DECEMBER 31:           2004              2003
         --------------------------          ------            ------
         Net Income                         $  709             $1,282
         Basic Earnings Per Share            $0.16             $ 0.30
         Return on Average Assets              .38%               .79%
         Return on Average Equity             4.16%              6.76%
         Efficiency Ratio                    64.13%             55.02%
         Yield on Interest
             Earning Assets                   4.69%              4.23%
         Cost of Interest
             Bearing Liabilities              1.73%              1.56%
         Net Interest Margin                  2.96%              2.67%




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



                                                     NSFC Press Release
                                                           January 19, 2005





                      NORTHERN STATES FINANCIAL CORPORATION
                              KEY PERFORMANCE DATA
                        ($ 000'S, EXCEPT PER SHARE DATA)


                                                  DEC. 31,          DEC. 31,
                                                    2004              2003
                                                    ----              ----

         Total Assets                           $  749,625        $  689,619
         Total Loans and Leases                    442,562           358,226
         Total Deposits                            589,385           493,132
         Total Stockholders' Equity                 73,182            75,329
         Nonperforming Loans and Leases             19,579            19,650
         Nonperforming Loans and Leases to
            Total Loans and Leases                    4.43%             5.49%
         Restructured Loans                     $   10,673        $        0
         Book Value per Share                   $    17.04        $    17.50
         Number of Shares Outstanding            4,295,105         4,305,105




                      NORTHERN STATES FINANCIAL CORPORATION
                                DIVIDEND HISTORY

                                  June 1        December 1        Total
                                  ------        ----------        -----

                    1999          $ .35           $ .40           $ .75
                    2000            .43             .47             .90
                    2001            .48             .52            1.00
                    2002            .53             .53            1.06
                    2003            .54             .54            1.08
                    2004            .55             .55            1.10



FOR ADDITIONAL INFORMATION, CONTACT:
         FRED ABDULA, CHAIRMAN OF THE BOARD (847) 244-6000 EXT. 238
         Websites: www.bankofwaukegan.com
                           www.nsfc.net



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                                                     NSFC Press Release
                                                           January 19, 2005


NORTHERN STATES FINANCIAL CORPORATION
-------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------
December 31, 2004 and 2003 (In thousands of dollars)
(Unaudited)

   Assets                                                       2004                2003
                                                           ----------------    ---------------
Cash and due from banks                                      $ 19,061            $ 18,403
Interest bearing deposits in financial institutions                75                 181
Federal funds sold                                             10,163              20,000
                                                             --------            --------
  Total cash and cash equivalents                              29,299              38,584
Securities available for sale                                 250,929             280,445
Loans and leases                                              442,562             358,226
Less: Allowance for loan and lease losses                      (7,812)             (4,383)
                                                             --------            --------
  Loans and leases, net                                       434,750             353,843
Federal Home Loan Bank and Federal Reserve Bank stock           2,138               1,871
Office buildings and equipment, net                             9,313               5,370
Other real estate owned                                         4,846               3,766
Goodwill                                                        9,717                  84
Other intangible assets                                         2,782                   0
Accrued interest receivable                                     3,447               3,429
Other assets                                                    2,404               2,227
                                                             --------            --------
  Total assets                                               $749,625            $689,619
                                                             ========            ========
  Liabilities and Stockholders' Equity
Liabilities
Deposits
  Demand - noninterest bearing                               $ 61,948             $52,398
  Interest bearing                                            527,437             440,734
                                                             --------            --------
  Total deposits                                              589,385             493,132
Securities sold under repurchase agreements
  and other short-term borrowings                              59,764              83,367
Federal funds purchased                                        15,000              26,500
Federal Home Loan Bank advances                                 6,500               6,500
Advances from borrowers for taxes and insurance                   906                 535
Accrued interest payable and other liabilities                  4,888               4,256
                                                             --------            --------
  Total liabilities                                           676,443             614,290
Stockholders' Equity
Common stock                                                    1,789               1,789
Additional paid-in capital                                     11,584              11,584
Retained earnings                                              66,102              66,833
Accumulated other comprehensive income (loss), net             (1,633)               (489)
Treasury stock, at cost                                        (4,660)             (4,388)
                                                             --------            --------
  Total stockholders' equity                                   73,182              75,329
                                                             --------            --------
  Total liabilities and stockholders' equity                 $749,625            $689,619
                                                             ========            ========


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


                                                     NSFC Press Release
                                                           January 19, 2005


NORTHERN STATES FINANCIAL CORPORATION
-------------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------
For the year and three months ended
December 31, 2004 and 2003
(In thousands of dollars, except per share data) (Unaudited)

                                               Year ended                  Three months ended
                                        Dec. 31,        Dec. 31,         Dec. 31,       Dec. 31,
                                          2004           2003             2004           2003
                                      -------------  -------------    -------------  -------------
Interest income
  Loans (including fee income)          $23,563         $19,925          $6,170         $4,749
  Securities
    Taxable                               7,816           6,693           1,912          1,724
    Exempt from federal income tax          385             301              97             61
  Federal funds sold and other              328              88              84             36
                                        -------         -------          ------         ------
    Total interest income                32,092          27,007           8,263          6,570
                                        -------         -------          ------         ------
Interest expense
  Time deposits                           7,157           6,161           1,903          1,364
  Other deposits                          1,616           1,303             447            283
  Other borrowings                        1,086           1,939             307            388
                                        -------         -------          ------         ------
    Total interest expense                9,859           9,403           2,657          2,035
                                        -------         -------          ------         ------
Net interest income                      22,233          17,604           5,606          4,535
Provision for loan and lease losses       4,625           1,030           1,575            600
                                        -------         -------          ------         ------
Net interest income after provision
   for loan and lease losses             17,608          16,574           4,031          3,935
Noninterest income
  Service fees on deposits                2,482           2,202             572            552
  Trust income                              706             701             158            171
  Mortgage banking income                   170             374              39             87
  Other operating income                  1,186             773             436            195
                                        -------         -------          ------         ------
    Total noninterest income              4,544           4,050           1,205          1,005
Noninterest expense
  Salaries and employee benefits          8,503           6,644           2,088          1,570
  Occupancy and equipment, net            1,980           1,416             518            353
  Data processing                         1,492             643             409            170
  Legal                                     958           1,128             245            260
  Amortization of intangible assets         464               0             116              0
  Other operating expenses                3,217           2,379             992            695
                                        -------         -------          ------         ------
    Total noninterest expense            16,614          12,210           4,368          3,048
                                        -------         -------          ------         ------
Income before income taxes                5,538           8,414             868          1,892
Income tax expense                        1,537           2,888             159            610
                                        -------         -------          ------         ------
Net income                              $ 4,001         $ 5,526            $709         $1,282
                                        =======         =======          ======         ======

Basic and diluted earnings per share    $  0.93         $  1.28          $ 0.16         $ 0.30


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